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               FORM 5
-------------------------------------

/ / CHECK BOX IF NO LONGER SUBJECT TO
    SECTION 16. FORM 4 OR FORM 5 OBLI-
    GATIONS MAY CONTINUE. SEE INSTRUC-
    TION 1(B).
/ / FORM 3 HOLDINGS REPORTED
/X/ FORM 4 TRANSACTIONS REPORTED


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                     Section 17(a) of the Public Utility
  Holding Company Act of 1935 or Section 30(f) of the Investment Act of 1940

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        OMB APPROVAL
----------------------------
OMB Number         3235-0362
Expires:  September 30, 1998
Estimated average burden
hours per response.......1.0
----------------------------

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1.  Name and Address of Reporting Person*


    BROWN         HAROLD
-------------------------------------------------
   (Last)         (First)        (Middle)
    c/o New England Realty Associates
    Limited Partnership
    39 Brighton Avenue
-------------------------------------------------
                  (Street)

    Allston,      MA      02134
-------------------------------------------------
   (City)      (State)    (Zip)

-------------------------------------------------

-------------------------------------------------
2.  Issuer Name and Ticker or Trading Symbol



-------------------------------------------------

-------------------------------------------------
3.  IRS or Social Security
    Number of Reporting
    Person (Voluntary)
         ###-##-####
-------------------------------------------------

-------------------------------------------------
4.  Statement for Month/Year

    December, 1996
-------------------------------------------------

-------------------------------------------------
5.  If Amendment, Date of
    Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
                (Check all applicable)
    _X_ Director         ___ 10% Owner
    _X_ Officer (give    ___ Other (specify
                 title              below)
                 below)
Director and Treasurer of New Real, Inc.
      --------------------------
the General Partner of the Issuer
-------------------------------------------------

-------------------------------------------------
7.  Individual or Joint/Group Filing
         (Check applicable line)
 _X_ Form Filed by One Reporting Person
 ___ Form Filed by More than One Reporting Person
-------------------------------------------------

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.  Title of Security
    (Instr. 3)






-------------------------------------------------

Class B Limited Partnership Units
-------------------------------------------------

General Partnership Units
-------------------------------------------------

Class B Limited Partnership Units
-------------------------------------------------

General Partnership Units
-------------------------------------------------


-------------------------------------------------


-------------------------------------------------

-------------------------------------------------
2.  Trans-
    action
    Date
   (Month/
      Day/
      Year)

-------------------------------------------------

 12/12/96
-------------------------------------------------

 12/12/96
-------------------------------------------------

 12/20/96
-------------------------------------------------

 12/20/96
-------------------------------------------------


-------------------------------------------------


-------------------------------------------------

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3.  Trans-
    action
    Code
    (Instr. 8)



-------------------------------------------------

      S
-------------------------------------------------

      S
-------------------------------------------------

      S
-------------------------------------------------

      S
-------------------------------------------------


-------------------------------------------------


-------------------------------------------------

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4.  Securities Acquired (A) or
    Disposed of (D)
    (Instr. 3, 4 and 5)

-------------------------------------------------
  Amount    (A) or (D)   Price
-------------------------------------------------

   235         D      67.75
-------------------------------------------------

    12         D      67.75
-------------------------------------------------

    49         D      70.00
-------------------------------------------------

     3         D      70.00
-------------------------------------------------


-------------------------------------------------


-------------------------------------------------

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5.  Amount of
    Securities Ben-
    eficially Owned
    at End of
    Issuer's Fiscal
    Year
    (Instr. 3 and 4)

-------------------------------------------------

      25033
-------------------------------------------------

       1757
-------------------------------------------------

      25033
-------------------------------------------------

       1757
-------------------------------------------------


-------------------------------------------------


-------------------------------------------------

-------------------------------------------------
6.  Owner-
    ship
    Form: Di-
    rect (D)
    or Indi-
    rect (I)
    (Instr. 4)

-------------------------------------------------

    I
-------------------------------------------------

    I
-------------------------------------------------

    I
-------------------------------------------------

    I
-------------------------------------------------


-------------------------------------------------


-------------------------------------------------

-------------------------------------------------
7.  Nature of
    Indirect
    Beneficial
    Ownership
    (Instr. 4)

-------------------------------------------------


-------------------------------------------------

by Trust(1)
-------------------------------------------------


-------------------------------------------------
by New Real,
   Inc.(2)
-------------------------------------------------

by Trust(1)
-------------------------------------------------
by New Real,
   Inc.(2)
-------------------------------------------------


-------------------------------------------------


-------------------------------------------------


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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v)

                                                                          Page 1
                                                                 SEC 2270 (7-96)

TABLE II -- DERIVATIVE SECURTITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------
1.  Title of Derivative Security
    (Instr. 3)




-------------------------------------------------

-------------------------------------------------
2.  Conversion
    of Exercise
    Price of
    Derivative
    Security

-------------------------------------------------

-------------------------------------------------
3.  Trans-
    action
    Date
   (Month/
      Day/
      Year)


-------------------------------------------------

-------------------------------------------------
4.  Transac-
    tion
    Code
    (Instr. 8)


-------------------------------------------------

-------------------------------------------------
5.  Number of Deriva-
    tive Securities Ac-
    quired (A) or Dis-
    posed of (D)
    (Instr. 3, 4, and 5)

-------------------------------------------------

       (A)    (D)
-------------------------------------------------

-------------------------------------------------
6.  Date Exercis-
    able and Expi-
    ration Date
    (Month/Day/
     Year)

-------------------------------------------------

   Date       Expira-
   Exer-      tion
   cisable    Date

-------------------------------------------------

-------------------------------------------------
7.  Title and Amount of Under-
    lying Securities
    (Instr. 3 and 4)

-------------------------------------------------

                      Amount or
                      Number of
      Title           Shares

-------------------------------------------------

-------------------------------------------------
8.  Price
    of
    De-
    riva-
    tive
    Secu-
    rity
(Instr. 5)

-------------------------------------------------

-------------------------------------------------
9.  Number
    of De-
    rivative
    Securi-
    ties Ben-
    eficially
    Owned
    at End of
    Year
    (Instr. 4)

-------------------------------------------------

-------------------------------------------------
10. Owner-
    ship of
    Deriva-
    tive Se-
    curity:
    Direct
    (D) or
    Indirect
    (I)
    (Instr. 4)

-------------------------------------------------

-------------------------------------------------
11. Nature
    of Indi-
    rect Ben-
    eficial
    Owner-
    ship
    (Instr. 4)


-------------------------------------------------

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Explanation of Responses:

(1) Securities of reporting person are held in an Irrevocable Trust. During that reporting person's lifetime he is entitled to receive the income from the Trust.

(2) Securities are owned by New Real, Inc., the general partner of the Issuer. The reporting person is one of two Stockholders of New Real, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

  /s/ HAROLD BROWN                           March 31, 1997
------------------------------------         ---------------------
** Signature of Reporting Person                       Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently OMB number.

                                                                          Page 2
                                                                 SEC 2270 (7-96)